December 13, 2013

Mr. William P. Utt
601 Jefferson St.
Houston, TX 77002

Re:	CEO Transition Agreement

Dear Bill:

Thank you for providing the board of directors of KBR, Inc. (the “Company”) with advanced notice of your intent to retire from KBR Technical Services, Inc., a Delaware corporation (the “Employer”) and its affiliates during 2014.  The purpose of this letter is to confirm our agreements concerning your desire to retire from employment with the Employer and its affiliates, on the earlier of (1) the date on which a new chief executive officer of KBR, Inc., a Delaware corporation (the “Company”), begins employment in such position or (2) December 31, 2014 (such earlier date being the “Separation Date”); provided, however, that in no event shall the Separation Date occur prior to January 1, 2014.  Capitalized terms used in this letter agreement that are not defined herein shall have the meanings assigned to such terms under the Severance and Change in Control Agreement dated effective as of December 31, 2008, by and among you, the Employer and the Company (the “SCIC Agreement”).

In connection with your desire to leave employment with the Employer and its affiliates on the Separation Date, the Company may choose not to nominate you for re-election to the Board at the Company’s 2014 annual meeting of stockholders.

Unless your employment with the Employer is terminated sooner pursuant to the provisions of Section 2.3 or Section 2.4 of the SCIC Agreement, you will continue as President and Chief Executive Officer of the Company and as an employee of the Employer until the Separation Date.  On the Separation Date, your employment with the Employer and its affiliates will end and, in accordance with Section 2.6 of the SCIC Agreement, you will be deemed to have automatically resigned (1) as an officer of the Company and each affiliate of the Company, (2) from the Board (if applicable) and from the board of directors of any affiliate of the Company, and (3) from the board of directors or similar governing body of any entity in which the Company or any affiliate of the Company holds an equity interest and with respect to which you serve as the Company’s or such affiliate’s designee or other representative.  This letter agreement constitutes notice of termination under Section 2.5 of the SCIC Agreement with respect to your termination of employment on the Separation Date, and no additional notice of your termination of employment as of the Separation Date will be required under the SCIC Agreement.  Your termination of employment as of the Separation Date will be treated for all purposes as a Voluntary Termination under the SCIC Agreement.

By signing this letter agreement, you confirm and agree that the changes in your employment relationship and compensation arrangements and the other matters described herein, individually and in the aggregate, shall be deemed not to give rise to Good Reason under the SCIC Agreement and shall not trigger any rights under the SCIC Agreement.

In consideration of the benefits described below, you shall:

(1)	Actively perform your regular duties until the Separation Date;

(2)	Provide support, as requested, to find a successor for your position;

(3)	Provide support, as requested, for the successful transition of your duties and obligations to your successor; and

(4)	Perform such other tasks consistent with the terms of the SCIC Agreement.

Upon your termination of employment with the Employer on the Separation Date, in addition to the vested benefits or continuation of benefits to which you are entitled in connection with a Voluntary Termination under the SCIC Agreement or any plan or arrangement of the Company, the Employer and the Company shall provide you with the following benefits:

(1)	A lump sum cash payment in the amount of $1,000,000 (less applicable tax withholding), which shall be paid within 30 days after the Separation Date;

(2)
If the Separation Date occurs prior to March 31, 2014, continuation of your base salary (less applicable tax withholding) through March 31, 2014, in accordance with the Employer’s normal payroll practices;

(3)
If the Separation Date occurs prior to March 31, 2014, then the portion of each stock option and restricted stock unit awarded to you by the Company that is outstanding on the Separation Date and that would have otherwise vested by March 31, 2014 had you continued in employment until such date shall vest on the Separation Date;

(4)
All of the stock options awarded to you by the Company that are outstanding, vested and exercisable as of the Separation Date (including the portion of any stock option that becomes vested and exercisable pursuant to clause (3) above) may be exercised within the one-year period following the Separation Date, but not later that the remaining term of the stock option;

(5)
If the Separation Date occurs prior to the date upon which payments are made under the 2013 Senior Executive Performance Pay Plan, then payment of your incentive payment under such plan shall be paid to you on the date payments under such plan are made in the ordinary course to other senior executives of the Company;

(6)
If the Separation Date occurs prior to the date upon which payments are made under the performance awards granted to you in 2011 with performance periods ending on December 31, 2013, then payment of amounts due to you under such performance awards shall be paid to you on the date payments with respect to such awards are made in the ordinary course to other senior executives of the Company;

(7)
If the Separation Date occurs prior to March 14, 2014, then the portion of your unvested benefit under the KBR Supplemental Executive Retirement Plan that would have otherwise vested on March 14, 2014 had you continued in employment until such date shall vest on the Separation Date; and

(8)
You shall have the option to elect medical and prescription drug coverage for yourself and your dependents under the Company’s medical plan, if one exists, at full cost to you (based on the Consolidated Omnibus Budget Reconciliation Act rate in effect from time to time) until such time as the Company no longer maintains a medical plan; provided, however, that if the provision of the benefit described in this clause (8) cannot be provided in the manner described in such clause without penalty, tax or other adverse impact on the Company, then you and the Company shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to you without such adverse impact on the Company.

The provisions of the preceding paragraph shall not apply in the event of any termination of your employment with the Company prior to the Separation Date.  Any termination of your employment with the Company prior to the Separation Date shall be subject to all of the terms and conditions of the SCIC Agreement.

You acknowledge and agree that the provisions of Section 6.5 (which shall be applied as if the payments and benefits provided hereunder were severance benefits provided under the SCIC Agreement), Article 7 and Article 8 of the SCIC Agreement shall continue to apply in accordance with their terms through the Separation Date and following your termination of employment hereunder on the Separation Date.

For purposes of Section 409A of the Internal Revenue Code and related treasury regulations and guidance (“Section 409A”), it is acknowledged that the parties intend that the level of services that you will perform until the Separation Date will satisfy the presumption that you have not incurred a “separation from service” with the Company within the meaning of Treasury regulation section 1.409A-1(h)(1)(ii).  Notwithstanding any other provision in this letter agreement to the contrary, if the payment of any amount or benefit under this letter agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i), then any such payment or benefit that you would otherwise be entitled to during the first six months following the Separation Date will be accumulated and paid on the date that is six months after the Separation Date (or if such payment date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.  Each payment under this letter agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A.

It is agreed that you will continue to be eligible for and accrue benefits as a continuing full-time employee until the Separation Date.  It is further agreed that this letter agreement shall not affect your rights under any benefit plan, program or policy of the Company, the Employer or their respective affiliates including, but not limited to, the KBR Hour Accumulation and Use Plan (Top Flex), the KBR Supplemental Executive Retirement Plan, the KBR Benefit Restoration Plan, and the KBR Elective Deferral Plan.

By signing below, you agree that this letter agreement accurately reflects our mutual agreements with respect to the foregoing matters.  In the event of any conflict between the provisions of this letter agreement and the SCIC Agreement, the provisions of this letter agreement shall control.

Sincerely,

KBR, INC.

By:___________________________________
      Name:______________________________
      Title:_______________________________

KBR TECHNICAL SERVICES, INC.

By:___________________________________
      Name:______________________________
      Title:_______________________________

ACCEPTED AND AGREED:

________________________________
William P. Utt
Date: December __, 2013